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BARRON'S
THE DOW JONES BUSINESS AND FINANCIAL WEEKLY www.barrons.com FEBRUARY 13, 2017

COVER STORY

Active and passive families battle it out for the top spots in our annual ranking.

Best Fund Families of 2016

by Sarah Max

If there was ever a time when the wisdom that one year's laggards can be next year's leaders held true, it was in 2016. Last year was a story of disruptions, and not just because of the United Kingdom's surprise exit from the European Union or Donald Trump's successful bid for the White House. In 2016, the U.S. economy began to defy predictions of stagflation, promising real growth. Value investing came back with a vengeance, led by the hard-hit energy sector and—at long last—financials. And after three consecutive years of losses, emerging-market stocks and bonds ended the year with double-digit gains.

Among the fund families that Barron's tracks in its annual Fund Families ranking, it was also a year marked by change. This year's top-ranked fund family, Natixis Global Asset Management, rebounded from second-to-last in 2015. Second-ranked Pimco made an equally dramatic move up the charts, from 62nd (out of 67 firms) in our previous ranking. State Street Global Advisors advanced from the middle of the pack to third for 2016; fourth-place finisher Capital Group, which runs American Funds, moved up from No. 13 last year; and the top five is rounded out with First Trust Advisors, up from 45th.

The top five firms are themselves a study in contrasts and a reflection of how the fund industry is evolving. For

How We Rank the Fund Families

All mutual and exchange-traded Funds are required to report their returns (to regulators as well as in advertising and marketing material) after fees are deducted, to better reflect what investors would actually experience. But our aim is to measure manager skill, independent of expenses beyond annual management fees. That's why we calculate returns before any 12b-1 fees are deducted. Similarly, fund loads, or sales charges, aren't included in our calculation of returns.

Each fund's performance is measured against all of the other funds in its Lipper category, with a percentile ranking of 100 being the highest and one the lowest. This result is then weighted by asset size, relative to the fund family's other assets in its general classification. If a family's biggest funds do well, that boosts its overall ranking; poor performance in its biggest funds hurts a firm's ranking.

To be included in the ranking, a firm must have at least three funds in the general equity category, one world equity, one mixed equity (such as a balanced or target-date fund), two taxable bonds, and one tax-exempt bond fund. Single-sector, country, and state-specific municipal-bond funds are not factored into the score; nor are Standard & Poor's 500 index funds.

Finally, the score is multiplied by the weighting of its general classification, as determined by the entire Lipper universe of funds. The category weightings for the one-year results in 2016 were general equity, 39.6%; mixed asset, 17.4%; world equity, 17.2%; taxable bond, 22.3%; tax-exempt bond, 3.5%.

The category weightings for the five-year results were general equity, 40%; world equity, 17.1%; mixed asset, 17.1%; taxable bond, 22.1%; tax-exempt bond, 3.7%. For the 10-year list, they were general equity, 45.4%; world equity, 15.4%; mixed asset, 16.5%; taxable bond, 18.7%; tax-exempt bond, 4%.

The scoring: Say a fund in the general U.S. equity category has $500 million in assets, accounting for half of the firm's assets in that category, and its performance lands it in the 75th percentile for the category. The first calculation would be 75 times 0.5, which comes to 37.5. That score is then multiplied by 39.6%, general equity's overall weighting in Lipper's universe. So it would be 37.5 times 0.396, which equals 14.85. Similar calculations are done for each fund in our study. Then the numbers are added for each category and overall. The shop with the highest total score wins. The same process is repeated to determine the five- and 10-year rankings.

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Families Ranking is asset-weighted, the results are heavily influenced by the size and category of a linn’s best- and worst- perfonning funds. That worked in favor of Minneapolis-based Sit Investment Associates in 2015-when the firm took the No. 1 spot-but worked against it in 2016. The main detractor is Sit’s largest fund, the $998 million Sit Dividend Growth (SDVSX). which slid to the lowest quar- tile of its Upper peer group, despite ending 201(3 up more than 10%. We would be remiss not to mention that the fund’s 10- year track record is still very solid, with a 7.7% average annual return.

The impoi’tance of long-term returns is a message that bond powerhouse Pimeo has long preached. The firm credits its macro-driven approach with helping it

FUND RANKING

The Best Fund Families of 2016

Assets Weighted U.S. World Mined Taxable Tax-Exempt Rank Family    <bil)* Score Equity Equity Equity Bond Bond

1. Natixis Global Asset Management    127.9 79.824310556

2. Pimeo    289.0 79.341153326

3. State Street Bank & Trust    114.9 71.42210203049

4. American Funds    1,338.2 70.48332112415

5 First Trust Advisors    18.0 69.877174392

6. Guggenheim Investments    44.1 69.829264157

7. Franklin Templeton Investments    333.9 68.3034122917

8. Dimensional Fund Advisors    302,3 66.4469125227

9. Neuberger Berman    29.5 66.18113872620

10. Invesco    236.3 65.45152533618

11 Lord Abbett    113.6 65.1337451138

12. USAA Asset Management    53.9 63.6231737342

13. Thrivent Financial    17,2 63.6184992345

14. Vanguard Group    2,984.6 61.7223814379

15. Legg Mason    106.1 61.562228221523

16. RidgeWorth Funds    15.0 59.711026611410

17. State Farm Investment Mgmt    18.1 59.0855133316

18, Russell Investments    36.2 57,1835238478

19. BMO Asset Management    7.9 56,2749343444

20. Fidelity Management & Research    1,272.5 56.052643231735

21. Victory Capital Management    29.9 56.021633511954

22. MFS Investment Management    201.8 55.94451121345

23. Eaton Vance    78.3 55.903819381813

24 Hartford Funds    97.5 55,625315151614

25. Northern Trust Investments    38.9 55,091435165732

26, TIAA    129.7 55,061736352958

27. BlackRock    958.9 54,991330504325

28. SEI Investments    86.2 54.215216182133

29 AllianceBernstein    61,3 53,60433740737

30. T. Rowe Price    581.8 53.584120253524

31.John Hancock    171.3

TotaJ

53.55 24 31 28 40 51

starters, not one is a ’‘Wall Street’’ firm: American Funds and Pimeo are based in Southern California: State Street and Natixis are Boston-based: First Trust is located outside Chicago, The products they are best, known for are also indicative of the conflicting trends seen today. American Funds and Natbds are pure active-management shops. American sells its broad, successful, but hardly innovative funds through advisors, while Natixis is the manager of affiliate thins such as Harris Associates, whose Oakmark Funds are known for top stockpickers Bill Nygren and David Herro. State Street and First Trust are in the top five primarily because of their exchange-traded funds. Pimeo, of coui’se, is best known as an actively managed bond shop, but the firm has made some innovative forays into the BTF industry, as well.

Unlike most investment stories in Barron’s, the emphasis of this ranking is on one-year returns. It is a snapshot in time, one that reflects, this year in particular, a pivotal point in both the fund industry and the markets. ‘‘The season didn’t play out like people thought it would,” says head of Natixis Global Asset Management John Hailer, a Boston native and ardent spoils fan. “We ended up with a winning record, but nobody would have predicted how we got there,” he adds, referring not to his home team’s Super Bowl victory, but to the Standard & Poor’s 500 index’s own late-in-the-game rally to end 203(3 up nearly 12%.

As for Natixis’ own swift move to the front of this year’s ranking, “what hindered our performance in 2015 is what helped us in 2016,” says Mailer, who oversees a collection of more than 25 affiliated asset managers running $897 billion globally.

Case in point: The firms largest fund, the §27 billion Oakmark International (ticker: OAKIX), beat 97% of its Upper peers last year, posting a 7,9% return, adjusted for I2b-1 marketing and distribution fees. Herro proved his patience with deep value when he built a hefty stake in financials, consumer cyclical*, and industrial stocks at a time when investors had left them for dead. This was also the case for Switzerland-based mega-miner Glen- core (GLEN-UK), which was the fund’s biggest laggard in 2015-but ended 2016 up more than 200%, Another top holding, France’s BNP Paribas (BNP.France), enjoyed a similar turn of fate. After closing in October 2013, the fund reopened to new investors last summer.

It was a similar turnaround for the second-largest Natixis family fund, the $17 billion Oakmark fund (OAKMX). Led by value veteran Nygren, the fund outdid 99% of its Upper peel’s in 201(5 thanks to its allocation to financials and choice calls in energy-including Apache (APA), up 43% last year-arid industrials, such as Cummins (CM I), and Caterpillar (CAT).

Another heavy hitter and contributor to Natixis’ overall ranking was Boston- based Loomis Sayles, After trailing their peers in 2015, the $13.8 billion Loomis Sayles Bond fund (LSBRX) and the .$10.7 billion Loomis Sayles Strategic Income fund (NEFZX), both co-managed by Dan Fuss, did well by making out-of-bench- mark allocations to such areas as high yield, convertibles, and common stocks. Both funds ended 201(i up more than 8%.

Because the Barron’s/Upper Fund

FUND RANKING

Assets Weighted U.S. World Wised Taxable Tax-Exempt Rank Family    Ibil)* Store Equity Equity Equity Bond Bond

32. Delaware Management    44. t 52.84404265446

33. Affiliated Managers Group    77.3 52.27195535055

34. Transamerica Asset Management    40.2 51.992746302740

35. Nuveen Fund Advisors    49.0 51.723954241336

36. Principal Management    148.4 51.422039472859

37. Deutsche Asset & Wealth Mgmt    27.8 51.192544274234

38. Charles Schwab Investment Mgmt    102.1 51.032114494947

39. OppenheimerFunds    177.5 50.8650414481

40. Pioneer Investment Management    34.9 49.482852312539

41. Nationwide Fund Advisors    20.0 49.113042135361

42. J.P. Morgan Asset Management    311,1 49.093627394428

43. Ivy Investment Management    31 3 48.59444058631

44. American Century Investment Mgmt 120.6    48.41 1255484643

45. UBS Asset Management    11.8 48.053322553829

46. Columbia Threadneedle Investments    134.9 47.144648362244

47. Goldman Sachs Asset Management    79,9 47.05512946323

48. Wells Fargo Funds Management    90.1 46.804718424541

49, Virtus Investment Partners    21.4 46.78425952252

50, BNY Mellon/Dreyfus    63.1 46.423224455550

51. Federated Investors    60.0 45.395758191216

52. Putnam Investment Management    52.7 43.451861415122

53. Prudential Investments    72.0 43.205653292030

54. MainStay Funds    52.9 43.096147171112

55. AssetMark    2.2 42.092913546153

56. PNC Funds    3,8 37.984821565648

57. Manning & Napier Advisors    8.9 35.69596604860

58. Foresters Investment Management    9.2 34.615550325821

59. Waddell & Reed Investment Mgmt    20.0 31.716060591019

60. Brown Advisory Funds    5.8 31.295456435911

61. SIT Investment Associates    2.3 23.27585757607

find opportunities throughout a tumultuous year—and powering its move to the second-place slot from 62nd place in 2015, “Looking back at 2016, the strategies that did the best were ones that were able to take advantage of volatility and dislocation around key events,” says the firm’s chief investment officer, Dan Ivascyn.

Two standouts were the $73 billion Pimco Income fund (PONAX), up 8.7%—and co-managed by Ivascyn—and the $18.4 billion Pimco All Asset fund (PASAX), up 13.3%. While investors associate Pimco with the $76 billion Pimco Total Return fund (PTTAX), its underwhelming relative performance in 2016- up 2.G% but behind 88% of its Lipper peers-is proof that there’s more to the firm than its flagship fund. In fact, no one fund drove Pimco’s overall ranking.

ToS<5|     ‘Total assets reflect funds included in the survey. **

No 800 number, available only through advisors.

So much the better, says Emmanuel Roman, who joined the Newjxil t Beach, Calif, firm as CEO last fall, A native of France, Roman favor’s soccer over baseball, but the latter sport’s analogies fit his philosophy for Pimco, “We like hitting singles,” he says,

The results add up. Pimco’s five-year and 10-year weighted results are better than any fund family that Barron’s tracks over those periods. Although Pimco is best known for bonds, it outranked all other fund families on U.S. equity funds and world equity funds, thanks to its partnership with Research Affiliates, which sits across the street from Pimco’s headquarters. The firm’s founder and chairman, Rob Arnott, manages the Pimco All Asset fund and is a pioneer in fundamental indexing.

Long before smalt beta was all the rage, Arnott began looking at how to combine the efficiency, discipline, and cost- effectiveness of indexing with key tenets of investing, such as price and quality. Last year, the $1.8 billion Pimco RAE Fundamental Plus (PIXAX) ended the year up 19%, leading its large-cap core Lipper category. The $1.5 billion Pimco RAE Fundamental Emerging Markets (PEAFX) soared 32.5%.

Last year’s volatility and change in leadership-both in politics and in markets—was some affirmation for believers in active management and smart beta. Yet for State Street Global Advisors, or SSGA, the year’s third-place finisher, passive paid off. In 2016, U.S. SPDR ETFs had their best year in terms of inflows since 2008. with nearly $50 billion in net new money. “There are an awful lot of people who, to borrow from A1 Gore’s quote [of Upton Sinclair] in An Inconvenient Truth, find it ‘difficult to get a man to understand something if his salary depends upon his not understanding it’ “ says Nick Good, co-head of SSGA’s Global SPDR Business, which accounts for 21% of its $2.4 trillion under management “We don’t have that concern because we’re in both spaces.”

While our ranking excludes some notable SPDR funds-including the original, the $225 billion SPDR S&P 500 (SPY)- the firm’s strength across everything from diversified ETFs to regional funds buoyed its overall ranking from 28th last year.

To qualify for our fund-family ranking, now in its 22 nd year, films must offer a wide range of funds with a minimum track record of one year. This includes at least three mutual funds or ETFs in Lip- per’s general U.S. equity category, one in world equity, and one in mixed-asset, as well as two taxable bond funds and one tax-exempt bond fund. Rankings are based on a firm’s funds within those respective categories. (See “How We Rank the Fund Families,” below, for a more detailed explanation of the methodology)

Early in the rankings, Barron’s editors opted to exetude S&P f>00 index funds, which, at the time, were by far the most prevalent kind and represented the primary form of indexing. We’ve continued to keep them out of the ranking, bxit as indexing has evolved, fund families have added new index products that look less and less like the broad market and represent some “active” decision-making in their development. So we have included them, inasmuch as they fit into our primary categories. Of the 15,828 distinct

RjntBtft    Von Rani BevtUeroRufc B+st5(64*RankUiKfUnktatSun

1. Pirmo    35 54 1, PiVmo16331. Lord Abbott16.141 Lord Abbetl19.231. OppenheiroerFup>ds3.45

2= Stite Strwt f Trvut    35,02 2. Guggenheim Investments15 292, FranWin Templeton Investments 15,812 Virtv? Investment Partner!18,792. First Trust Advisors3/33

3 American fundv    32,99 £. Natixis Glob.il Asset Mgmt15 39J, (nwMQ15,5*3 USAA Asset Management18,743, Goldman $.xh* Asset Mgmt30$

4. Hjtuii Global Asset Mgmt    32.58 *1. Delaware Management14.8*54-. Firit Trust Advisor*1502<3 BMO At-set Management17.99?S. BMO Asset Management2 89

S State Farm Investment Mgmt    31.73 5 Affiliated Managers. Group14 165. Pimco15.025 Natixis Global Asset Mgmt17.845. MFS Investment Mgmt2 89

Rjrl Wom    kora Ri.nl WxwkcroRj«k Worn5co«*Rank WornScof*Rank WornScon

57 Federated fnvestors    1367 57. SIT Investment Associates2.8057 SIT Investment Associates2-0957 Northern Trust Investments5 5857. Guggenheim Investments0.38

58 5IF Investment Associates    12 33 58 Federated 1 nvestors2.7558. Ivy Investment Management2.0358 Foresters Investment Mgmt4.6458. TIAA0.31

59 Manning & Napier Advisors    11,57 59, Virtus Investment Partners2.5959 Waddell & Reed Invst Mqmt1.8959 Brown Advisory Funds4,3359. Principal Management0,31

60 Waddell S Recti Invit Mgmt    9.75 60 Waddell & Reed tnvit Mgmt2.0460 Manning & Napier AdviiOr1.8760 SII Investment A-ssoiiatci3 3260. Manning & N«ipicr Advivorj0.11

61 MvainStay Funds    7.15 61. Putnam Investment Mgmt1.8061 Ridge-Worth Funds1 7061 As&etMark2.0161. Nationwide Fund Advisors 0.05

Source: lipper

share classes that collectively contributed to this ranking, 138 are ETFs.

All told, just 61 asset managers out of a total of 883 in Lipper’s database had the diversified menu of equity and fixed- income funds to meet the criteria for this ranking. As in the past, there are several notable fund shops that don’t make this list, including the $197 billion Janus Capital Group (JNS), which doesn’t have a municipal-bond fund, smal 1-company stock specialist Baron Funds, which doesn’t offer fixed-income funds, and Dodge & Cox, which doesn’t have a tax- exempt bond fund.

This year, six funds dropped off the list. In July, SSGA acquired GE Asset Management, and in December, Eaton Vance (EV) acquired Calvert Investments. Four other families-Frost, Madison, Schroder, and Thornburg—no longer meet the minimum portfolio requirements.

Among the largest fund complexes, Vanguard Group guided its $3.5 trillion in total assets under management through another year of solid returns. The suburban Philadelphia firm ranked 14th overall this year, down just slightly from 2015, when it landed at ninth.

Coming in fourth for 201(5 is Capital Group, parent of’ the American Funds. American is best characterized by its steadfast commitment to team management, active investing, and low costs; average expense ratios hover around 0.3%, on par with even the cheapest ETFs.

Price alone doesn’t explain the firm’s showing. Out of the more than 800 American funds scorer! for this ranking (including individual share classes), just 17 fell into the bottom decile of their Lipper peer groups. Again, because the largest funds carry the most weight, strong performance from some of its largest funds went a long way in 2016. The $152 billion American Funds Growth Fund of America CAGTHX) was up 8,7% last year, ahead of 98% of funds in its category. The $103 billion American Funds Income Fund of America (AMECX) was up 10.8%, beating 91 fh. The $83 billion American Funds Investment Company of America (AIVSX) rose 14.9%, beating 92%.

“It was a fascinating year,” says Tun Armour, who in addition to his role as chairman of Capital Group is a manager of two portfolios. Though every fund had its own successes and challenges, collectively. he says, “we did well in oil, and we got into banking and industrials ahead of those areas taking off.” It also helped to lighten up on the high-dividend defensive stocks that worked well over the past six or seven years until they didn’t. This rotation, Armour says, probably isn’t fleeting-nor is real economic growth - but investors should brace for a bumpy ride. “With a new president and a lot on his agenda, we may be in a period of greater volatility,” he adds. “Expectations are up, and usually not everything pans out exactly as the optimists would hope.”

Coming in fifth is First Trust Advi- soi?. The Wheaton, III., firm-whieh declined to speak with Barron’s—manages four mutual funds, but its real success has been in ETFs. The firm has $100 billion in assets and offers 114 ETFs. Among its diversified offerings, notable performers last year included the $1.8 billion First Trust Morningstar Dividend Leaders Index (FDL), up 21%. The firm’s largest fund, the $8 billion First Trust Value Line Dividend Index (FVD). also contributed to its overall ranking. It gained 20% in 2016, putting it in the top 20th percentile of its Lipper peers. Both funds sit in the general-equity category, which carries the most weight in our ranking. ?

Nick Good

Co-head of Global SPDR Business,

State Street Global Advisors (SSGA)

Total AUM: S2.4 trillion1 2016 ranking: 3 U.S. retail funds: 171

When State Street Global Advisors launched the first exchange-traded fund in 1993, it seemed like a relatively complex instrument with a niche purpose and a funny name-SPDR.

Today, the Boston firm’s SPDR business accounts for roughly $500 billion in global assets under management, with the original SPDR S&P oOO (SPY) now at $225 billion.1’ Meanwhile, the menu of SPDR ETFs available in the U.S. has expanded to include 150 funds, including those tracking broad market indexes, individual sectors, and themes.

The firm itself is a poster child for the power of diversification: It doesn’t matter what happens to be trending-stocks, bonds, value, growth, gold, water, whatever-SPDR has woven a large and intricate web.

‘This year played to our strengths/* says Nick Good, who joined SSGA in 2014 from BlackRock, where he was CEO of iShares, Asia Pacific. Ballon’s doesn’t include S&P .500 index funds or ETFs in its fund-families tally, but the strength of U.S. stocks boosted many of SPDR’s other broad-market ETFs, including the $17 billion SPDR Dow Jones Industrial Average (DIA) and the $15 billion SPDR S&P Dividend (SDY).»

Meanwhile, the firm also benefited as investors made tactical allocations to suit the sentiment flu jour, whether a defensive stance early in the year-the $33 billion SPDR Gold Trust (GLD) took in $7,5 billion, ending a three-year streak of outflows—or speculation about changing fortunes in Russia.4

While the firm’s bread and butter is still in purely passive products, it has its share of smart-beta and actively managed ETFs, Perhaps its biggest success story is SPDR’s partnership with Jeffrey Gundlach’s DoubleLine to launch three co-branded ETFs. Less than two years after its debut, the SPDR DoubleLine Total Return Tactical ETF (TOTL) has more than $3 billion in assets, making it the second-largest active ETF in the U.S.5

This isn’t to say SSGA is indiscriminately launching funds. “In 2015, the industry unveiled 150 new ETFs,” says Good, 43. “We launched 15 and were re sponsible for 40% of assets [that were raised by ETFs that, year].” Last year, the firm launched just nine funds.

“We’re not just throwing stuff on the wall to see what sticks,” explains Good. “We’re really trying to launch funds we can get behind and make successful.”

RjntBtft    Von Rani BevtUeroRufc B+st5(64*RankUiKfUnktatSun

1. Pirmo    35 54 1, PiVmo16331. Lord Abbott16.141 Lord Abbetl19.231. OppenheiroerFup>ds3.45

2= Stite Strwt f Trvut    35,02 2. Guggenheim Investments15 292, FranWin Templeton Investments 15,812 Virtv? Investment Partner!18,792. First Trust Advisors3/33

3 American fundv    32,99 £. Natixis Glob.il Asset Mgmt15 39J, (nwMQ15,5*3 USAA Asset Management18,743, Goldman $.xh* Asset Mgmt30$

4. Hjtuii Global Asset Mgmt    32.58 *1. Delaware Management14.8*54-. Firit Trust Advisor*1502<3 BMO At-set Management17.99?S. BMO Asset Management2 89

S State Farm Investment Mgmt    31.73 5 Affiliated Managers. Group14 165. Pimco15.025 Natixis Global Asset Mgmt17.845. MFS Investment Mgmt2 89

Rjrl Wom    kora Ri.nl WxwkcroRj«k Worn5co«*Rank WornScof*Rank WornScon

57 Federated fnvestors    1367 57. SIT Investment Associates2.8057 SIT Investment Associates2-0957 Northern Trust Investments5 5857. Guggenheim Investments0.38

58 5IF Investment Associates    12 33 58 Federated 1 nvestors2.7558. Ivy Investment Management2.0358 Foresters Investment Mgmt4.6458. TIAA0.31

59 Manning & Napier Advisors    11,57 59, Virtus Investment Partners2.5959 Waddell & Reed Invst Mqmt1.8959 Brown Advisory Funds4,3359. Principal Management0,31

60 Waddell S Recti Invit Mgmt    9.75 60 Waddell & Reed tnvit Mgmt2.0460 Manning & Napier AdviiOr1.8760 SII Investment A-ssoiiatci3 3260. Manning & N«ipicr Advivorj0.11

61 MvainStay Funds    7.15 61. Putnam Investment Mgmt1.8061 Ridge-Worth Funds1 7061 As&etMark2.0161. Nationwide Fund Advisors 0.05

Source: lipper

1 Total AUM of State Street Global Advisors were $2.4 trillion as of December 31, 2016. Total AUM includes the assets of SPDR Gold Shares (approximately $30.6 billion as of December 31, 2016), for which State Street Global Markets, LLC, an affiliate of State Street Global Advisors, serves as marketing agent.

1 SPDR ETF assets were $524,9 billion and SPY assets were $228,1 billion as of February 13, 2017,

1 DIA assets were $17.8 billion; SDY assets totaled $15.3 billion as of February 13, 2017.

1 GLD assets were $33.0 billion as of February 13, 2017. Net inflows into GLD in 2016 were $7.5 billion as of December 30, 2016.

5 TOTL assets were $3.1 billion as of February 13, 2017,

Article copyright 2017 by Barron’s. Reprinted from the February 13, 2017, issue with permission from Dow Jones.

The statements and opinions expressed in this article are those of the author, State Street Global Advisors cannot guarantee the accuracy or completeness of any statements or data.

Past performance is no guarantee of future results.

Investing involves risk including the risk of loss of principal.

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.

Non-diversified funds that focus on a relatively smalt number of securities tend to be more volatile than diversified funds and the market as a whole.

Passively managed funds hold a range of securities that, in the aggregate, approximates the full Index in terms of key risk factors and other characteristics. This may cause the fund to experience tracking errors relative to performance of the index.

Actively managed funds do not seek to replicate the performance of a specified index. An actively managed fund may underperform its benchmark. An investment in the fund is not appropriate for all investors and is not intended to be a complete investment program. Investing in the fund involves risks, including the risk that investors may receive little or no return on the investment or that investors may lose part or even all of the investment.

The values of debt securities may decrease as a result of many factors, including, by way of example, general market fluctuations; increases in interest rates; actual or perceived inability or unwillingness of issuers, guarantors or liquidity providers to make scheduled principal or interest payments; illiquidity in debt securities markets; and prepayments of principal, which often must be reinvested in obligations paying interest at lower rates.

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Investing in commodities entails significant risk and is not appropriate for all investors.

Important Information Relating to SPDR Gold Trust:

The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdreoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 66&.320.40S3.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”), As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gofd held by GLD (less its expenses), and fluctuations in the price of gold could materiafly and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.

Please see the GLD prospectus fora detailed discussion of the risks of investing in GLD shares. When this is distributed electronically^ the GLD prospectus is available here.

For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 0211. T: 866 320 4093

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Standard & Poor’s , S&P and SPDR are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation, State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.

DoubleLine® is a registered trademark of DoubleLine Capital LP.

Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR* S&P*- 500, SPDR* S&P® MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfofio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.

State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. The advisor, SSGA Funds Management, Inc., has retained DoubleLine Capital LP as the sub-advisor,

Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 1-866-787-2257 or visit www.sodrs.conn. Read it carefully.

Not FDIC Insured • No Bank Guarantee • May Lose Value

IBG-22935 Exp. Date 2/28/2018

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.